EX-99.C1

Exhibit 24(b)(10)(b)

Consent of Ernst & Young LLP

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Auditors” in the Statement of Additional Information and to the use of our reports dated (1) February 13, 2004 with respect to the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company, and (2) dated February 5, 2004 with respect to the financial statements of the TFLIC Series Annuity Account, included in Post-Effective Amendment No. 3 to the Registration Statement (Form N-4 No. 333-63218) and related Prospectus of TFLIC Series Annuity Account.

ERNST & YOUNG LLP

Des Moines, Iowa

April 21, 2004